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                                                                EXHIBIT 10.37

                        CONFIDENTIAL SEPARATION AGREEMENT

         1. This Agreement is made between Ronald Manley and AG Associates ("the Company"), on behalf of the Company and its owners, agents, officers, employees and persons related to the Company.

         2. a. Due to the slowdown in semiconductor fab startups and associated business conditions at AG Associates, the Company must consolidate certain functions as part of a company-wide reorganization. Even though we have tried spending adjustments as a remedy, there are factors in the environment that are just too negative for us to control for a continuing period. Unfortunately, your position is one of those affected by the reorganization. As a result of this change, you will be laid off effective Wednesday, July 31, 1996 ("Separation Date"). You will receive a lump sum payment equal to four months severance in the gross amount of $36,666.67 less applicable federal, state and local deductions in lieu of notice. In addition, the Company will make available to you individual outplacement services for up to six months from the Separation Date through Torchiana, Mastrov & Associates, Inc., who will provide you with unlimited personal consulting sessions for the entire period of the program, offices, computer equipment and full administrative support.

         b. You agree that you will be responsible for providing such consulting services to the Company as the President of the Company may from time to time require under a separate agreement, dated July 31, 1996. Your employment or consulting elsewhere shall not be inconsistent with the terms of the Consulting Services Agreement so long as such employment or consulting does not in any way breach or conflict with your obligations under the Employee Invention and Confidentiality Agreement signed by you on July 1, 1994.

         c. You have been granted a stock option for the purchase of shares of the Company's common stock equal to a total of 15,500 shares. Such options will continue to vest until December 31, 1996, so long as you continue to serve under the Consulting Services Agreement. Such options will terminate ninety days after termination of your consultant status under the Consulting Services Agreement. Such options may be exercised, to the extent they are vested, prior to the time they terminate in accordance with their terms.

         3. The Company will provide continued health insurance coverage through COBRA for a period of four months from the date of Separation. You agree to complete the necessary COBRA forms for electing medical insurance continuation coverage. You then have the option, at your own expense, to extend the health insurance coverage provided by the Company, for an additional period of 12 months pursuant to the terms and conditions of COBRA. You have 60 days from the Separation Date to notify the Company in writing of your election to continue your coverage past the original four month period.

         4. You acknowledge that if you are a participant in the Employee Stock Purchase Plan your payroll deductions will immediately be discontinued upon the Separation Date. Any funds remaining in your account for the current Offering Period will be refunded to you in your final paycheck without interest and no shares will be purchased for you on the Purchase Date. Any stock acquired through your participation in prior Offering Periods is not affected by your withdrawal from the Plan.
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         5. You agree, that at a time the Company may request, you will return to the Company all Company property, including, but not limited to, office and desk keys, card entry keys, company credit cards, telephone calling cards, cellular telephones, software, all computer hardware and ancillary hardware, product-related documentation, including, but not limited to, hard copy information or information contained on magnetic or other storage media, customer lists and other information related to the Company's customers. You also agree that you have not retained any copies of any such property.

         6. You acknowledge that you are bound by the agreement dated July 1, 1994, that as a result of your employment with the Company you have had access to the Confidential Information of the Company, that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party.

         7. The payments you have received on the Separation Date are in full satisfaction of any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits, or other compensation to which you may be entitled by virtue of this employment with the Company or your termination of employment. You agree that by signing this Agreement and accepting the payment described above, you hereby give up any and all rights you may have to file a claim or complaint of any kind against the Company or any related persons, including without limitation claims for any additional compensation or benefits arising out of the termination of your employment and any claims for any additional stock or stock options. You hereby expressly waive any benefits of
Section 1542 of the Civil Code of the State of California, which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         8. You agree that you will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

         9. You have carefully considered this Agreement before signing it. You have consulted with an attorney before signing this Agreement, or have voluntarily elected not to do so. You understand this Agreement and its final and binding effect. The only representations made regarding this Agreement, or to induce you to sign it, are contained in this Agreement. You sign this Agreement knowingly and voluntarily.



AG ASSOCIATES                          AGREED AND ACCEPTED:



/S/ Julio Guardado        7/29/96      /s/ Ronald G. Manley           8/16/96
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Julio Guardado             Date        Ronald G. Manley                 Date
President & Chief Operating Officer    5361 Emerald Court
                                       Byron, CA  94514